Exhibit 10.4

2060 NW Boca Raton Blvd, Suite 6

Boca Raton, Fl. 33431

January 11, 2017

Board of Directors

Grom Holdings, Inc.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

Re: Plan of Share Exchange Between Illumination America, Inc. and Grom Holdings, Inc.

Dear Mr. Marks:

This letter is intended to express the general terms of the Plan of Share Exchange to be formalized between Illumination America, Inc., a publicly-held Florida corporation ("IAI") and Grom Holdings, Inc., a privately-held Delaware corporation ("Grom"). The objective of our discussions has been the execution and consummation, as soon as feasible, of formal Agreements between the parties hereto (the "Exchange Agreements") which, among other things, would provide for the various matters set forth below.

1.          Plan of Share Exchange and Reorganization of the Companies. The parties hereto · share joint control, as well as various members of management and offices. This has created various potential conflicts of interests. The board of directors of IAI and Grom have completed an initial evaluation of the business plan, financial statements and other relevant corporate documents of the other, and have concluded that a Share Exchange of Grom into IAI whereby IAI would issue shares of its common stock based upon on an internal valuation of both parties in Illumination stock in exchange for 100% of the then outstanding shares of Grom (at the rate of 4.17 shares of Illumination stock valued at $1.00 per share for each share of Grom stock) would be in the best interest of both companies. It is the intent of the parties hereto that the proposed Share Exchange of Grom into IAI be effected as a tax-free reverse Share Exchange pursuant to Section 368 of the Internal Revenue Code.

2.           Capitalization.

(a)          IAI Capitalization. IAI's total authorized capital consists of 100,000,000 shares of Common Stock, par value $0.001 per share and 25,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date hereof there are 10,214,744 Common Shares issued and outstanding and no shares Preferred Stock issued or outstanding. Immediately prior to the Effective Date (as defined herein below), there will be no more than 11,000,000 shares of IAI's Common Stock issued and outstanding.

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(b)           Grom Capitalization. Grom's total authorized capital consists of 100,000,000 Common Shares, par value $0.001 per share and 10,000,000 Preferred Shares, par value $0.001 per share. As of the date of this letter there are 24,202,744 common shares of Grom issued and outstanding. Immediately prior to the Effective Date (as defined herein below), there will be no more than 25,000,000 shares of Grom’s Common Stock issued and outstanding.

3.          Transaction Process.

(a)          Following execution hereof, the parties hereto shall:

(i)        cause to be prepared the Exchange Agreements. Once the Exchange Agreements have been approved by the Board of Directors, the Board of Directors of Grom shall call a special meeting of its shareholders to approve the transactions proposed herein;

(ii)        management of Grom shall retain an SEC qualified independent accountant to undertake an audit of its financial records pursuant to US GAAP;

(iii)       IAI shall prepare, file and take all action necessary to have its registration statement on Form S-4 filed with the US Securities and Exchange Commission and obtain effectiveness thereof.

(iv)       IAI shall form a new wholly owned subsidiary and assign all of its current LED business operations to this entity so that IAI shall become a holding company for both the new subsidiary and Grom. (vi)   have its shareholders approve amendments to the IAI Articles of Incorporation increasing the authorized capital to 200,000,000 common shares, par value $0.0001 per share, and changing the name of IAI to "Grom Holdings Inc."

(b)          Officers and Directors. Prior to the Effective Date, the Board of Directors of IAI shall accept the resignation of Ismael Llera as President of IAI (while remaining President of the new wholly owned subsidiary) and William Andrews as Chief Operating Officer and Vice President of Sales, Marketing and Design (while assuming these positions in the new wholly owned subsidiary) and appoint Sander Schwartz as President, Darren Marks as Chief Executive Officer and Melvin Leiner as Executive Vice President, Secretary, Treasurer and Chief Financial Officer.

(c)         take all action necessary to timely file all notices and applications with FINRA to cause a new trading symbol to be issued.

4.                 Conditions to Closing. The Closing of this proposed transaction shall take place on a mutually agreeable time and place once the following matters are successfully resolved or completed, as applicable:

(a)         The Exchange Agreements are approved by the lawfully required number of Grom shareholders and executed by the parties hereto;

(b)         The audit of Grom financial statements has been completed; and

(c)         IAI's registration statement on Form S-4 has been deemed effective by the SEC.

5.                 Effective Date. The Effective date of the Exchange shall be the date upon which all of the conditions contained in Section 4 have been satisfied.

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6.                  Costs.  Each party hereto shall be responsible for payment of their own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not this transaction is consummated.

Except for the Paragraphs 6, hereof, this letter is not intended as a contract or to create any enforceable rights or obligations whatsoever on the part of either party. No obligations on the part of either party with respect to the matters covered hereby (other than as set forth in Paragraphs 6 hereof) shall exist unless and until a written agreement, satisfactory in form and substance to both parties, has been approved by their respective boards of directors and shareholders and executed by officers specifically authorized to do so.

If the foregoing accurately reflects your understanding of the terms and conditions of our agreement please so indicate by signing below as designated.

Yours truly,

ILLUMINATION AMERICA, INC.

/s/ Ismael Llera

Ismael Llera, President

APPROVED AND ACCEPTED THIS 11th day of January. 2017.

GROM HOLDINGS, INC.

/s/ Darren Marks

Darren Marks, Chief Executive Officer

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